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                                                                       Exhibit 4

                             ARTICLES OF AMENDMENT
                                    TO THE
                           ARTICLES OF INCORPORATION
                                      OF
                             DEMANDSTAR.COM, INC.
                                      FOR
              DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS
                          OF SERIES C PREFERRED STOCK

     Pursuant to the provisions of Section 607.0602 and 607.1006 of the Florida Business Corporation Act, DemandStar.com, Inc., a Florida corporation, hereby adopts the following Articles of Amendment to its Articles of Incorporation.

     FIRST: Name of Corporation.

     The name of the corporation is DemandStar.com, Inc. (the "Corporation").

     SECOND: Designation of Series C Preferred Stock.

     The following shall be added in its entirety as a new Section F of Article III to the Articles of Incorporation of the Corporation:

     "F.  Designation of Series C Preferred Stock. _________ (____________)
          ---------------------------------------
shares of Preferred Stock have been designated Series C Preferred Stock (the "Series C Preferred Stock"). The Series C Preferred Stock shall have the following relative powers, preferences and rights, and qualifications, limitations and restrictions thereof:

     (a)  Ranking. The Series C Preferred Stock shall rank senior to the Common
          -------
Stock (except as otherwise expressly provided below), the Series B Preferred Stock and to all other classes and series of equity securities of the Corporation hereafter created, the terms of which provide that such class shall rank junior to the Series C Preferred Stock with respect to dividend rights and rights of redemption and rights on liquidation, dissolution and winding up. The Series C Preferred Stock shall rank senior to the Series B Preferred Stock with respect to rights of redemption and rights on liquidation, dissolution or winding-up. All equity securities of the Corporation with which the Series C Preferred Stock ranks on a parity with respect only to liquidation, dissolution or winding-up, including the Series A Preferred Stock are collectively referred to herein as the "Series C Preferred Parity Securities." The definition of
                  ------------------------------------
Series C Preferred Parity Securities shall also include any rights or options exercisable for, securities convertible into or exchangeable for, any of the Series C Preferred Parity Securities.

     (b)  Dividends and Other Distributions.
          ---------------------------------

          (i) So long as Onvia.com, Inc., a Delaware corporation ("Onvia"), is
                                                                   -----
the holder of all of the outstanding shares of Series C Preferred Stock, Onvia as the holder of the Series C Preferred Stock shall at any time that the Onvia Actual Percentage (defined below) is less than the Onvia Minimum Percentage (defined below) be entitled, not in preference to the
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holders of Common Stock, but in parity therewith, to receive and participate in all dividends or other distributions (including liquidating distributions), when, as and if declared by the Board of Directors out of funds legally available therefor with respect to the Common Stock. In such event the dividend or distribution shall be in an amount (rounded to the nearest cent) equal to the aggregate per share amount of all cash dividends and distributions, and the aggregate per share amount (payable in kind) of all non-cash dividends or distributions (other than a dividend payable in shares of Common Stock) or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on or payable with respect to the Common Stock multiplied by the difference between the Onvia Minimum Percentage and the Onvia Actual Percentage. All payments of dividends or other distributions to the holders of the Common Stock and the Series C Preferred Stock shall be paid or made at or about the same time.

          As used herein, the following definitions shall apply:

          "Onvia Actual Percentage" shall mean the percentage of the then
           -----------------------
outstanding capital stock (including shares of Common Stock and shares of Series A Preferred Stock and Series C Preferred Stock assuming such shares were converted into shares of Common Stock) that Onvia owns as of the date that a record is taken for the dividend or other distribution with respect to which the calculation is being made.

          "Onvia Minimum Percentage" shall mean one thousandth of one percent
           ------------------------
(0.001%).

          (ii) If Onvia, as the holder of the Series C Preferred Stock, is at any time entitled to receive a portion of the dividend or distribution as the result of the declaration of dividends or distributions with respect to the Common Stock, then the Corporation shall declare a dividend or distribution on the Series C Preferred Stock as provided in subsection (b)(i) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock) in the amount required under this subsection (b).

          (iii) Except as otherwise provided in this Article IV, the Corporation shall not pay any dividends or other distributions with respect to the Series C Preferred Stock.

     (c)  Liquidation, Dissolution or Winding-Up. Upon any liquidation,
          --------------------------------------
dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution shall be made to or set apart for the holders of Common Stock or any shares of other stock ranking junior (upon liquidation, dissolution or winding-up) to the Series C Preferred Stock unless, holders of shares of Series C Preferred Stock shall have first received US$[PRICE PER SHARE] per share. If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or the proceeds thereof, distributable among the holders of the shares of Series C Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Series C Preferred Parity Securities, then such assets, or the proceeds thereof, shall be distributed ratably in accordance with the respective amounts that would be payable on the Series C Preferred Stock and the Series C Preferred Parity Securities upon such liquidation, dissolution or winding-up. Further, if as of the record date for the distribution of the Corporation's remaining net assets to holders of Common Stock the Onvia

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Actual Percentage is less than the Onvia Minimum Percentage, then Onvia, as holder of all the outstanding shares of Series C Preferred Stock, shall, not in preference to the holders of Common Stock, but in parity therewith, be entitled to receive the distribution which is provided for under subsection (b). Except as provided in this subsection (c), holders of shares of Series C Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. For purposes of subsection (c), (A) a consolidation or merger of the Corporation with one or more corporations, or (B) a sale or transfer of all or substantially all of the Corporation's assets shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

     (d)  Conversion.
          ----------

          (i) Each share of the Series C Preferred Stock shall be convertible into one (1) share of fully paid non-assessable Common Stock, on a one-for-one basis subject to adjustments in certain events as provided for in this subsection (d) (the "Series C Conversion Rate") at either the election of the
                     ------------------------
holder of the Series C Preferred Stock or, automatically upon either the sale of substantially all of the Corporation's assets or a merger of the Corporation in which the Corporation does not survive such merger.

          (ii) The conversion price for such conversion shall be US$[PRICE PER SHARE], subject to any adjustments provided for in this subsection (d) (the "Series C Conversion Price").
 -------------------------

          (iii) The Series C Conversion Rate shall be subject to positive and negative adjustments from time to time in the event of any Adjustment Event, as such term is defined to include any event described in subparagraphs A-D of this subparagraph (the "Series C Adjustment Event"):
                   -------------------------

                A.  the issuance of Common Stock as a dividend or distribution;
or

                B. the combination, subdivision or reclassification of Common Stock or Common Stock Equivalents (defined below); or

                C. the sale of Common Stock at a price, or the issuance of options, warrants or convertible securities with an exercise or conversion price per share, less than the lower of the Series C Conversion Price or the then current market price of the Common Stock (except upon the issuance of options granted to employees, officers, directors, shareholders or consultants pursuant to existing stock option plans and future stock option plans approved by the DSI shareholders) ("Series C Diluting Issues"); or
                ------------------------

                D. the distribution to all holders of Common Stock of evidences of the Corporation's indebtedness or assets (including securities, but excluding cash dividends or distributions paid out of net income).

          (iv) Prior to the occurrence of any Adjustment Event the Series C Conversion Rate shall be adjusted as follows in order to insure that after the occurrence of such Adjustment Event, the holders of Series C Preferred Stock, in the aggregate retain the same proportionate

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interest in the Common Stock as prior to the Adjustment Event. Such adjustments to the Conversation Rate shall be computed as follows:

          A.  Adjustments for Issuance of Common Stock, or Common Stock
              ---------------------------------------------------------
Equivalents as a Dividend or Distribution. In the event the Corporation at any
-----------------------------------------
time completes a transaction described in subsection (d)(iii)A without a proportionate and corresponding dividend or other distribution to holders of Series C Preferred Stock, then in each such event the Series C Conversion Rate shall be increased as of the time of such issuance by multiplying the Series C Conversion Rate by a fraction computed as follows: (i) the numerator shall be the total number of shares of Common Stock ("x") issued and outstanding (not including any shares described in clause (y) immediately below), immediately prior to the time of such issuance, plus ("y") the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents; and (ii) the denominator shall be the total number of shares of Common Stock issued and outstanding or deemed to be issued and outstanding immediately prior to the time of such issuance.

          However, (i) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Common Stock issuable upon conversion or exercise thereof, the Series C Conversion Rate computed upon the original issue thereof and any subsequent adjustments based thereon shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding; or (ii) upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, the Series C Conversion Rate computed upon the original issue thereof and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents; or (iii) in the event of issuance of Common Stock Equivalents which expire by their terms not more than sixty (60) days after the date of issuance thereof, no adjustments of the Series C Conversion Rate shall be made until the expiration or exercise of all such Common Stock Equivalents, whereupon such adjustment shall be made in the manner provided in this subsection (d)(iv)A.

          B.  Adjustments for Subdivisions, Combinations, Reclassifications of
              ----------------------------------------------------------------
Common Stock or the Sale or Distribution of All or Substantially All of the
---------------------------------------------------------------------------
Corporation's Assets. In the event the Corporation at any time enters into a
--------------------
transaction more fully described in subsection (d)(iii)B or D above, then and in each such event the Series C Conversion Rate shall be increased or decreased by the same percentage change (increase or decrease) of the value of each share of Common Stock resulting from such Conversion Event. Such percentage change shall be measured on a per share basis by taking the Corporation's net assets prior to such Conversion Event described in this subparagraph and dividing such number by the number of shares of Common Stock outstanding immediately prior to such Conversion Event ("x"). This percentage shall be compared to a percentage calculated by the same method as the calculation of "x" but measured immediately after such Conversion Event, ("y"). The difference between x and y, whether negative or positive shall constitute the change to the Series C Conversion Rate.

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          C.   Adjustments of Series C Conversion Rate for Diluting Issues. In
               -----------------------------------------------------------
the event the Corporation sells or issues any Common Stock or Common Stock Equivalents, at a per share consideration (as defined below) less than the Series C Conversion Price then in effect for the Preferred Stock or enters into any transaction more fully described in subsection (d)(iii)C above, then the Series C Conversion Rate and Series C Conversion Price then in effect shall be adjusted as provided in subparagraphs 1 through 5 of this subsection (d)(iv)C. For the purposes of the foregoing, the per share consideration with respect to the sale or issuance of Common Stock shall be the price per share received by the Corporation, prior to the payment of any expenses, commissions, discounts and other applicable costs.

               With respect to the sale or issuance of Common Stock Equivalents which are convertible into or exchangeable for Common Stock without further consideration, the per share consideration shall be determined by dividing the maximum number of shares (as set forth in the instrument relating thereto with regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable with respect to such Common Stock Equivalents into the aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents.

               With respect to the issuance of other Common Stock Equivalents, the per share consideration shall be determined by dividing the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable with respect to such Common Stock Equivalents into the aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents plus the total consideration receivable by the Corporation upon the conversion or exercise of such Common Stock Equivalents.

               The issuance of Common Stock or Common Stock Equivalents for no consideration shall be deemed to be an issuance at a per share consideration of $.000l. In connection with the sale or issuance of Common Stock and/or Common Stock Equivalents for non-cash consideration, the amount of consideration shall be determined in good faith by the Board of Directors of the Corporation.

               As used in this subsection (d)(iv)C, "Additional Shares of Common
                                                     ---------------------------
Stock" shall mean either shares of Common Stock issued subsequent to the
-----
original issue date of the issuance of such stock or, with respect to the issuance of Common Stock Equivalents, the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable in exchange for, upon conversion of, or upon exercise of such Common Stock Equivalents.

               Adjustments to the Series C Conversion Rate and/or the Series C Conversion Price under this subsection (d)(iv)C shall be computed as follows:

                    1. Upon each issuance of Common Stock for per share consideration less than the Series C Conversion Price in effect on the date of such issuance, the Series C Conversion Rate in effect on such date will be adjusted by multiplying it by a fraction to

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be computed as follows: the denominator of such fraction ("x") shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of shares of Common Stock which the aggregate net consideration received by the Corporation for the total number of such Additional Shares of Common Stock so issued would purchase at the Series C Conversion Price then in effect, and the numerator of which ("y") shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock, plus the number of such Additional Shares of Common Stock so issued.

                    2. Upon each issuance of Common Stock Equivalents, exchangeable without further consideration into Common Stock, for a per share consideration less than the Series C Conversion Price in effect on the date of such issuance, the Series C Conversion Rate in effect on such date will be adjusted as in subparagraph 1 of this subsection (d)(iv)C on the basis that the related Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of the Common Stock Equivalents, and the aggregate consideration received by the Corporation for such Common Stock Equivalents shall be deemed to have been received for such Additional Shares of Common Stock.

                    3. Upon each issuance of Common Stock Equivalents, other than those described in subparagraph 2, of this subsection (d)(iv)C, for a per share consideration less than the Series C Conversion Price in effect on the date of such issuance, the Series C Conversion Rate in effect on such date will be adjusted as in subparagraph 1 of this subsection (d)(iv)C on the basis that the related Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of such Common Stock Equivalents, and the aggregate consideration received and that receivable by the Corporation on conversion or exercise of such Common Stock Equivalents shall be deemed to have been received for such Additional Shares of Common Stock.

                    4. Once any Additional Shares of Common Stock have been treated as having been issued for the purpose of this subsection (d)(iv)C, they shall be treated as issued and outstanding shares of Common Stock whenever any subsequent calculations must be made pursuant hereto; provided that on the expiration of any options, warrants or rights to purchase Additional Shares of Common Stock, the termination of any rights to convert or exchange for Additional Shares of Common Stock, or the expiration of any options or rights related to such convertible or exchangeable securities on account of which an adjustment in the Series C Conversion Rate has been made previously pursuant to this subsection (d)(iv)C, the Series C Conversion Rate shall forthwith be readjusted to such Series C Conversion Rate as would have obtained had the adjustment made upon the issuance of such options, warrants, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities. Any adjustment of the Series C Conversion Rate shall also cause an appropriate adjustment of the Series C Conversion Price, calculated by dividing the adjusted Series C Conversion Rate into the initial Series C Conversion Price.

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

                    5. The foregoing notwithstanding, no adjustment of the Series C Conversion Rate and Series C Conversion Price shall be made as a result of the issuance of any shares of Common Stock pursuant to which the Series C Conversion Rate and/or Series C Conversion Price are adjusted under subsection A or B of this subsection (d)(iv).

          (v) No fractional shares of Common Stock shall be issued upon the conversion of Series C Preferred Stock surrendered for conversion. Any shares of Series C Preferred Stock converted resulting in fractional shares of Common Stock shall be redeemed at the then effective Series C Conversion Price per share, which shall be paid as promptly as possible when funds are available for such payment.

          (vi) Before any holder of Series C Preferred Stock shall be entitled to convert the Series C Preferred Stock into shares of Common Stock, such holder shall surrender the duly endorsed certificate or certificates representing such shares, and shall give written notice to the Corporation of the name or names in which such holder wishes the certificate or certificates of the shares of Common Stock to be issued. The Corporation shall, as soon as is practicable thereafter, issue and deliver to such holder of Series C Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which the holder of the Series C Preferred Stock shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of the business day on the date of such surrender of the shares of the Series C Preferred Stock to be converted, and the person, or persons, entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder, or holders, of such shares of Common Stock at such date.

          (vii) Upon conversion of any Series C Preferred Stock, each such share shall be canceled, shall be subject to subsection (e) below and not subject to reissuance as Series C Preferred Stock.

          (viii) As used in this subsection (d), "Common Stock Equivalents"
                                                  ------------------------
shall mean equity or debt securities convertible, exchangeable or exercisable for Common Stock.

     (e)  Voting Rights. The holders of each of Series C Preferred Stock shall
          -------------
have the right to one vote for each share of Common Stock into which such Series C Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of the Common Stock.

     (f)  Reacquired Shares. Any shares of Series C Preferred Stock converted
          -----------------
into Common Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall, upon their cancellation, become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     (g)  Consolidation, Merger, Etc. In case the Corporation shall enter into
          ---------------------------
any consolidation, merger, combination or other transaction in which the shares of Common Stock

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

are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case, the shares of Series C Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged as if the Series C Preferred Stock had been converted immediately prior to such transaction.

     (h)  Redemption.
          ----------

          (i)    Redemption Date and Price. The Corporation may, on any date (a
                 -------------------------
"Redemption Date") determined the Board of Directors (provided that funds are
----------------
legally available to do so), redeem in whole the Series C Preferred Stock by paying in cash therefor a sum equal to US$[PRICE PER SHARE] per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared or accumulated but unpaid dividends on such shares (the "Redemption Price"). Any redemption effected pursuant to this paragraph
      ----------------
(h) shall be made on a pro rata basis among the holders of the Series C Preferred Stock based upon the total Redemption Price applicable to each holder's shares of Series C Preferred Stock.

          (ii)   Procedure.  At least fifteen (15) but no more than thirty (30)
                 ---------
days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series C Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the applicable Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as
                                             -----------------
provided in paragraph (h)(iii), on or after the Redemption Date, each holder of Series C Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable in cash to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

          (iii)  Effect of Redemption; Insufficient Funds.  From and after the
                 ----------------------------------------
Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series C Preferred Stock designated for redemption in the Redemption Notice as holders of such Preferred Stock (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If funds of the Corporation legally available for redemption of shares of Series C Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series C Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to

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

be redeemed based upon the total Redemption Price applicable to each such holder's shares of Series C Preferred Stock which are subject to redemption on such Redemption Date. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series C Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

     (i)  Amendment. The Restated Articles of Incorporation shall not be amended
          ---------
in any manner that would materially alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series C Preferred Stock, voting together as a single class.

     THIRD: Adoption of Amendment to Articles of Incorporation.

     These Articles of Amendment to Articles of Incorporation and the amendments to the Corporation's Articles of Incorporation set forth herein were adopted and approved by the Corporation's Board of Directors on November ____, 2000, pursuant to Section 607.0602 of the Florida Business Corporation Act, without shareholder approval as shareholder approval is not required.

     IN WITNESS WHEREOF, these Articles of Amendment to Articles of Incorporation have been executed by the undersigned duly authorized officer of the Corporation as of the ___ day of November, 2000.


                                    DEMANDSTAR.COM, INC.


                                    By:_______________________
                                    Name:
                                    Title: Director

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